Exhibit 99.1

Sientra Reports First Quarter 2019 Financial Results

First Quarter 2019 Net Sales of $17.6 million, Growth of 20% year over year

Provides 2019 Net Sales Outlook of $79 million to $83 million

Santa Barbara, CA – May 8, 2019 – Sientra, Inc. (NASDAQ: SIEN), a medical aesthetics company (“Sientra” or the “Company”), announced today its financial results for the first quarter ended March 31, 2019.

Jeff Nugent, Chairman and Chief Executive Officer of Sientra, commented, “In the first quarter, we continued to drive robust growth across both of our segments, achieving net sales of $17.6 million, a 20% increase compared to the year-ago period. This quarterly performance represents a solid start towards our 2019 objectives.”

Mr. Nugent added, “Our Breast Products segment grew net sales 14% year over year, strong evidence that we continue to gain market share. I am extremely proud of this accomplishment considering the media headwinds this category experienced in the first quarter. We were pleased with the FDA’s announcement last week confirming that all breast implant options remain safe and effective and will continue to be available in the United States. We are also excited about the FDA’s recent approval of our extra-high profile implants, which we expect to be a key addition to our breast reconstruction portfolio.”

Mr. Nugent concluded, “miraDry delivered another strong quarter, in spite of typical capital equipment seasonality, achieving net sales growth of 27% year over year. We fully scaled our marketing efforts in the first quarter based on the learnings from our 2018 pilots and launched our “No Sweat” global campaign. As our sales and marketing initiatives gain traction and drive increased brand awareness and market activation, I remain confident in the miraDry business model and believe the business is well-positioned to be a significant growth driver for Sientra in 2019 and beyond.”

First Quarter 2019 Financial Review

Total net sales for the first quarter 2019 were $17.6 million, an increase of 20% compared to total net sales of $14.7 million for the same period in 2018.

Net sales for the Breast Products segment totaled $9.8 million in the first quarter 2019, a 14% increase compared to $8.5 million for the same period 2018. Breast Products sales growth was primarily driven by new customer conversion programs and continued strong performance of the tissue expander portfolio.

Net sales for the miraDry segment totaled $7.8 million in the first quarter 2019, a 27% increase compared to $6.1 million for the same period 2018. miraDry sales growth was primarily driven by strong consumables growth internationally.

Gross profit for the first quarter 2019 was $11.1 million, or 63.1% of sales, compared to gross profit of $8.6 million, or 58.5% of sales, for the same period 2018. Changes in consolidated gross margin were driven by the overall mix between Breast Products and miraDry, as well as the geographic and capital versus consumable mix within miraDry.

Operating expenses for the first quarter 2019 were $36.9 million, compared to $27.5 million of expenses for the same period 2018. The growth in operating expenses was driven by increased investments in sales and marketing, higher stock based compensation, and one-time consulting fees associated with Sientra’s commercial initiatives.

Net loss for the first quarter 2019 was ($26.5) million, or ($0.91) per share, compared to a net loss of ($19.4) million, or ($0.99) per share, for the same period 2018.

On a non-GAAP basis, the Company reported an adjusted EBITDA loss of ($21.1) million compared to a loss of ($14.8) million for the same period 2018.

Net cash and cash equivalents as of March 31, 2019 were $62 million, compared to $87 million as of December 31, 2018.

2019 Net Sales Outlook

For 2019, the Company expects net sales in the range of $79 million to $83 million, representing growth of 16% to 22% year-over-year, compared to net sales of $68.1 million in 2018.

2019 segment net sales outlook:

•	Breast Products net sales of $44 to $46 million
•	miraDry net sales of $35 to $37 million

Conference Call

Sientra will hold a conference call today, May 8, 2019 at 4:30 p.m. ET to discuss first quarter results.

The dial-in numbers are 844-464-3933 for domestic callers and 765-507-2612 for international callers. The conference ID is 4982524. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at www.sientra.com.

A replay of the call will be available starting on May 8, 2019 at 7:30 p.m. ET through May 15, 2019 at 11:59 p.m. ET.  To access the replay, dial 855-859-2056 for domestic callers and 404-537-3406 for international callers and use the replay conference ID 4982524. The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.

Use of Non-GAAP Financial Measures

Sientra has supplemented its US GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss), the most directly comparable GAAP measure, is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with Sientra’s financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a diversified global medical aesthetics company and a leading partner to aesthetic physicians. The Company offers a suite of products designed to make a difference in patients' lives by enhancing their body image, growing their self-esteem, and restoring their confidence. Sientra has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company’s Breast Products Segment includes its OPUS™ breast implants, the first fifth generation breast implants approved by the FDA for sale in the United States, its ground-breaking Allox2® breast tissue expander with patented dual-port and integral drain technology, and BIOCORNEUM® the #1 performing, preferred and recommended scar gel of plastic surgeons(*). The Company’s miraDry Segment, comprises its miraDry® system, which is approved for sale in over 40 international markets, and is the only non-surgical FDA-cleared device for the permanent reduction of underarm sweat, odor and hair of all colors.

(*) Data on file

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the Company’s expected net sales for the year ended December 31, 2019, the expected growth of the Company’s current customer base and acquisition of new customers, the Company’s ability to achieve sustainable, long-term growth across its business segments, and the Company’s ability drive increased brand awareness and market activation. Such statements are subject to risks and uncertainties, including the dependence on conclusion of the review procedures for the quarter ended March 31, 2019 by the Company’s independent auditors, positive reaction from plastic surgeons and their patients to Sientra’s Breast Products, the ability to meet consumer demand, the acceptance and growth of its miraDry segment.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s public filings with the Securities and Exchange Commission.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue, ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contact:

Neil Bhalodkar
805-679-8845

Sientra, Inc
Consolidated Statements of Operations
(In thousands, except per share and share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$17,552	$14,676
Cost of goods sold	6,474	6,097
Gross profit	11,078	8,579
Operating expenses:
Sales and marketing	20,401	15,256
Research and development	3,054	2,751
General and administrative	13,474	9,499
Total operating expenses	36,929	27,506
Loss from operations	(25,851)	(18,927)
Other income (expense), net:
Interest income	304	40
Interest expense	(952)	(655)
Other income (expense), net	15	119
Total other income (expense), net	(633)	(496)
Loss before income taxes	(26,484)	(19,423)
Income tax (benefit) expense	—	—
Net loss	$(26,484)	$(19,423)
Basic and diluted net loss per share attributable to common stockholders	$(0.91)	$(0.99)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	29,099,382	19,613,417

Sientra, Inc
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$61,955	$86,899
Accounts receivable, net	24,767	22,527
Inventories, net	27,242	24,085
Prepaid expenses and other current assets	3,411	2,612
Total current assets	117,375	136,123
Property and equipment, net	3,146	2,536
Goodwill	12,507	12,507
Other intangible assets, net	15,915	16,495
Other assets	22,682	698
Total assets	$171,625	$168,359
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$12,998	$6,866
Accounts payable	15,109	13,184
Accrued and other current liabilities	30,416	27,697
Legal settlement payable	—	410
Customer deposits	10,892	9,936
Sales return liability	8,016	6,048
Total current liabilities	77,431	64,141
Long-term debt, net of current portion	24,416	27,883
Deferred and contingent consideration	6,531	6,481
Warranty reserve and other long-term liabilities	21,017	2,976
Total liabilities	129,395	101,481
Stockholders' equity:
Total stockholders' equity	42,230	66,878
Total liabilities and stockholders' equity	$171,625	$168,359

Sientra, Inc
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(26,484)	$(19,423)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	831	880
Provision for doubtful accounts	342	233
Provision for warranties	273	183
Provision for inventory	289	199
Amortization of acquired inventory step-up	—	59
Change in fair value of warrants	(87)	(121)
Change in fair value of contingent consideration	185	621
Change in deferred revenue	384	(99)
Amortization of debt discount and issuance costs	56	51
Stock-based compensation expense	3,700	2,548
Payments of contingent consideration liability in excess of acquisition-date fair value	(630)	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(2,583)	(5,735)
Inventories	(3,373)	(1,191)
Prepaid expenses, other current assets and other assets	396	(1,009)
Insurance recovery receivable	—	(10)
Accounts payable	1,853	4,684
Accrued and other liabilities	(2,312)	948
Legal settlement payable	(410)	—
Customer deposits	956	8
Sales return liability	1,968	4,400
Net cash used in operating activities	(24,646)	(12,774)
Cash flows from investing activities:
Purchase of property and equipment	(610)	(142)
Net cash used in investing activities	(610)	(142)
Cash flows from financing activities:
Proceeds from exercise of stock options	106	—
Proceeds from issuance of common stock under ESPP	683	391
Tax payments related to shares withheld for vested restricted stock units (RSUs)	(2,725)	(1,296)
Gross borrowings under the Revolving Loan	4,183	9,033
Repayment of the Revolving Loan	(1,565)	(5,735)
Payments of contingent consideration up to acquisition-date fair value	(370)	—
Deferred financing costs	—	(6)
Net cash provided by financing activities	312	2,387
Net decrease in cash, cash equivalents and restricted cash	(24,944)	(10,529)
Cash, cash equivalents and restricted cash at:
Beginning of period	87,242	26,931
End of period	$62,298	$16,402

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$61,955	$16,059
Restricted cash included in other assets	343	343
Total cash, cash equivalents and restricted cash	$62,298	$16,402

Sientra, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended
	March 31,
Dollars, in thousands	2019	2018
Net loss, as reported	$(26,484)	$(19,423)
Adjustments to net loss:
Interest (income) expense and other, net	633	496
Depreciation and amortization	831	939
Accretion in fair value adjustments to contingent consideration	185	621
Stock-based compensation	3,700	2,548
Total adjustments to net loss	5,349	4,604
Adjusted EBITDA	$(21,135)	$(14,819)

	Three Months Ended
	March 31,
As a Percentage of Revenue**	2019	2018
Net loss, as reported	(150.9%)	(132.3%)
Adjustments to net loss:
Interest (income) expense and other, net	3.6%	3.4%
Depreciation and amortization	4.7%	6.4%
Accretion in fair value adjustments to contingent consideration	1.1%	4.2%
Stock-based compensation	21.1%	17.4%
Total adjustments to net loss	30.5%	31.4%
Adjusted EBITDA	(120.4%)	(101.0%)

** Adjustments may not add to the total figure due to rounding